Exhibit 10.10

[***] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

This Agreement is dated 6/8, 2020 (the “Effective Date”), and is between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and KURES, INC., a Delaware corporation (the “Company”). Columbia and Company agree as follows:

1.	Definitions. In this Agreement, the following definitions apply:

a.    “Affiliate” means any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity.

b.    “Change of Control” means any transaction or event or multiple transactions or events (including, without limitation, a merger, other business combination, share exchange, spin-off, liquidation or reorganization) as a result of which all or substantially all of the Company’s assets are sold, leased, licensed or otherwise transferred or a change of control shall occur or if there is an initial public offering of any securities of the Company. Notwithstanding the foregoing, the term “Change of Control” will not include any sale of shares of capital stock of Company, in a single transaction or series of related transactions in which Company issues new securities to institutional investors for cash or the cancellation or conversion of indebtedness or a combination thereof where such transaction(s) are conducted primarily for bona fide equity financing purposes.

c.    “Cover” or “Covered By” means (i) infringes, in the case of a Valid Claim in an issued patent, or (ii) would infringe the Valid Claim if it existed in an issued patent, in the case of a Valid Claim in a pending application.

d.    “Designee” means a corporation or other entity that is employed by, under contract to, or in partnership with (i) Company, (ii) a Sublicensee, (iii) an Affiliate of Company or (iv) an Affiliate of a Sublicensee, wherein such corporation or other entity is granted the right to make, use, sell, promote, distribute, market, import, or export Products.

e.    “Field” means all uses and applications.

f.    “Initiation” shall mean, with respect to a human clinical trial, the dosing of the first patient in such trial.

g.    “License Year” means the one-year period from the Effective Date of this Agreement or an anniversary thereof to the next anniversary of the Effective Date.

h.    “Materials” means the tangible physical material, if any, developed prior to the Effective Date by or under the direction of [***] and provided to or received by Company hereunder (including any Materials conveyed to the Company after the Effective Date) and listed in Exhibits A1 and A2 hereto, which will be amended if Materials are provided to the Company after the Effective Date.

i.    “Mitragynine Patent” or “Mitragynine Patents” means the following: (i) the United States and foreign patents and/or patent applications listed in Exhibit A2 hereto; (ii) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A2 hereto; (iii) any and all claims of continuation-in-part applications that claim priority to the United States patent applications listed in Exhibit A2, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A2, and such claims in any patents issuing from such continuation-in-part applications; (iv) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit A2; (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing; and (vi) any and all patents issuing from the foregoing. Notwithstanding the preceding definition, Patent and Patents will not include any patents or patent applications based on research conducted after the Effective Date, except as otherwise agreed in a separate writing.

j.    “Mitragynine Products” means Patent Products Covered By a Mitragynine Patent and Other Products that use or incorporate, in whole or in part, Mitragynine Technical Information.

k.    “Mitragynine Technical Information” means any know-how, technical information and data developed by Columbia by or under the direction of [***] or individuals under their direction before the Effective Date and provided to or received by Company, which know-how, technical information and data are necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product, including, without limitation, (i) any know-how, technical information and data disclosed in any Patent or (ii) any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise received by, Company. Technical Information will include, but is not limited to, the information in Exhibit A2 hereto.

l.    “NDA” shall mean a New Drug Application (as described in 21 C.F.R. § 314) that is submitted to the U.S. Food and Drug Administration (“FDA”) to propose that the FDA approve a new pharmaceutical for sale and marketing in the U.S.

m.    “Net Sales” means the greater of the gross invoice or contract price charged to Third Party customers by the Company, a Sublicensee or any Designee or Affiliate of the foregoing for the Product or the actual consideration paid to the Company, a Sublicensee or any Designee or Affiliate of the foregoing by Third Party customers for the Product. For all Products used or consumed by any Third Party, Company may deduct [***] from Net Sales and shall not deduct taxes, shipping charges, allowances, and the like before calculating royalties due. The intent of this definition of Net Sales is to allow Columbia to derive a royalty on the end sale of a Product to the first Third Party.

In the case of transfers of Products between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, for subsequent sale, rental, lease or other transfer of such Products to Third Parties, Net Sales will be the gross invoice or contract price charged to the Third Party customer for that Product in an arm’s-length transaction. Company may deduct [***] from Net Sales and shall not deduct taxes, shipping charges, allowances, and the like before calculating royalties due.

Solely for purposes of calculating Net Sales, if Company or its Affiliates or any Sublicensee or Designee sells a Patent Product in the form of a combination product that contains a Patent Product and one or more other therapeutically or prophylactically active ingredients that are not a Patent Product (“Other Compound”) (whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Authority and sold together for a single price) (such combination product, a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the payments due to Columbia pursuant to this Agreement will be calculated by multiplying actual Net Sales of such Combination Product as determined in the first paragraph of the definition of “Net Sales” by the fraction A/(A+B) where A is the gross selling price of such Patent Product that does not contain such Other Compound in such country and B is the gross selling price of the Other Compound in such country when sold separately, in each case, during the relevant period. If the gross selling price of such Patent Product in such country when sold separately in finished form (i.e., without the Other Compound) can be determined but the gross selling price of the Other Compound in such country cannot be determined, Net Sales in such country for purposes of determining royalty payments will be calculated by multiplying the actual Net Sales of the Combination Product in such country by the fraction A / C where A is the gross selling price of such Patent Product that does not contain such Other Compound in such country when sold separately during the relevant period, and C is the gross selling price of the Combination Product in such country. If such separate sales are not made in a country, Net Sales will be calculated by multiplying the actual Net Sales of the Combination Product in such country by a fraction fairly and reasonably reflecting the relative value contributed by the relevant Patent Product (without the Other Compound) to the total value of the Combination Product as determined by the Parties in good faith. For clarity, pharmaceutical dosage form vehicles, delivery devices, adjuvants and excipients shall be deemed not to be “active ingredients.”

n.    “Other Product” means any product or service (or component thereof), other than a Patent Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the direct use of or incorporation, in whole or in part, of Materials or Technical Information.

o.    “Patent” or “Patents” means the Tianeptine Patents and the Mitragynine Patents.

p.    “Patent Product” means any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a Valid Claim of a Patent.

q.    “Phase I” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, a similar clinical study.

r.    “Phase II” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar clinical study.

s.    “Phase III” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, a similar clinical study.

t.    “Product” or “Products” means a Patent Product and/or an Other Product.

u.    “Sublicensee” means any third party to whom Company has granted a sublicense under the licenses granted to it pursuant to Section 2(a) (through one or more tiers). For clarity, any third parties to whom a Sublicensee has granted a sublicense under the sublicense granted to it by the Company or another Sublicensee shall be considered a “Sublicensee” hereunder. Additionally, (a) an Affiliate of Company or a Designee exercising rights hereunder, (b) any acquirer of, or successor to, Company in connection with a Change of Control or (c) any assignee of this Agreement by Company upon an assignment of this Agreement by Company in accordance with Section 18, in each case ((a)-(c)), shall not be considered a Sublicensee; provided that, with respect to the foregoing (b) and (c), Company does not otherwise grant a sublicense to such entity.

v.    “Technical Information” means the Tianeptine Technical Information and the Mitragynine Technical Information.

w.    “Territory” means worldwide.

x.    “Third Party” means any entity or person other than Columbia, the Company, Sublicensees, Designees, or their respective Affiliates.

y.    “Third Party Generic Competition” means, with respect to a particular Product in a country, a product that (i) contains the same active pharmaceutical ingredient, in any physical or salt form, as such Product, (ii) is bioequivalent to such Product, as determined under a regulatory approval for such product granted or approved (including through the abbreviated approval pathways as set forth in sections 505(j) and 505(b)(2) of the FD&C Act (21 U.S.C. 355(j) and 21 U.S.C. 355(b)(2), respectively)), (iii) may be legally substituted by pharmacies in such country for such Product when filling a prescription written therefor without having to seek authorization to do so from the physician or other health care provider writing such prescription, and (iv) is legally marketed and sold in such country by a Third Party.

z.    “Tianeptine Patent” or “Tianeptine Patents” means the following: (i) the United States and foreign patents and/or patent applications listed in Exhibit A1 hereto; (ii) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A1 hereto; (iii) any and all claims of continuation-in-part applications that claim priority to the United States patent applications listed in Exhibit A1, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A1, and such claims in any patents issuing from such continuation-in-part applications; (iv) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit A1; (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing; and (vi) any and all patents issuing from the foregoing. Notwithstanding the preceding definition, Patent and Patents will not include any patents or patent applications based on research conducted after the Effective Date, except as otherwise agreed in a separate writing.

aa.    “Tianeptine Products” means Patent Products Covered By a Tianeptine Patent and Other Products that use or incorporate, in whole or in part, Tianeptine Technical Information.

bb.    “Tianeptine Technical Information” means any know-how, technical information and data developed by Columbia by or under the direction of [***] or individuals under their direction before the Effective Date and provided to or received by Company, which know-how, technical information and data are necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product, including, without limitation, (i) any know-how, technical information and data disclosed in any Patent or (ii) any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise received by, Company. Technical Information will include, but is not limited to, the information in Exhibit A1 hereto.

cc.    “Valid Claim” means (a) a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a pending claim of a pending patent application, which application (i) has not been pending for longer than [***] years from the first substantive office action in such application or longer than [***] from the earliest priority filing date for the claim, whichever is longer, and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling or without such appeal having been taken or refiling having been made within the applicable time periods.

2.	License Grant.

a.    Columbia hereby grants the Company and any Affiliate and Designees thereof, upon and subject to all the terms of this Agreement (including Section 3), the following:

i.    an exclusive license under the Patents to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory; and

ii.    an exclusive license under the Materials and Technical Information to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory; provided that such license to Technical Information shall automatically convert to a non-exclusive license upon the publication or other public distribution of Technical Information and provided further that Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose the Technical Information.

Columbia shall transfer to the Company such Materials and Technical Information within thirty (30) days of the Effective Date (in each case, to the extent such Materials and Technical Information are available and have not already been provided to Company).

b.    Columbia hereby grants Company and its Affiliates and Designees the right to grant sublicenses (through multiple tiers) under the licenses granted in Section 2a on the following conditions: (i) the Sublicensee, which shall include all further multiple tier Sublicensees, agrees to abide by and be subject to all the terms of this Agreement that apply to such Sublicensee; (ii) if any Sublicensee (or any of its Affiliates) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or any other forum, Company shall, upon written request by Columbia, forthwith terminate the sublicense agreement with such Sublicensee, and the sublicense agreement shall provide for such right of termination by Company; (iii) the sublicense agreement provides that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement controls; (iv) the Sublicensee is obligated to submit [***] reports to Company consistent with the reporting provision of Section 5a herein; (v) Company remains fully liable for the performance of its and its Sublicensee’s obligations to Columbia hereunder; (vi) Company notifies Columbia of any grant of a sublicense, either by Company or a Sublicensee, and provides to Columbia, upon request, a copy of any executed sublicense agreement (subject to reasonable redaction) within [***] days following execution of the sublicense; and (vii) no such sublicense relieves Company of its obligations under Section 6 to exercise its own commercially reasonable efforts, directly or through a sublicense, to discover, develop and market Products, nor relieve Company of its obligations to pay Columbia any and all license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 4, 5 and 11 of the Agreement.

c.    If applicable, all rights and licenses granted by Columbia to Company under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement that apply to the technology that is the subject of this Agreement, and (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. The Company agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by Company, Sublicensees, Designees, and their Affiliates in the United States will be manufactured substantially in the United States. In addition, the Company agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

d.    All rights not granted herein are reserved to Columbia. Except as expressly provided under this Section 2, Columbia grants no right or license (expressly or by implication or estoppel) to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary rights.

e.    During the term of this Agreement, Columbia and Company shall take into consideration the principle of “Global Social Responsibility” in performing the various activities contemplated under this Agreement. “Global Social Responsibility” means facilitating the availability of (Licensed) Products in “Developing Countries” (as defined below) at locally affordable prices, under reasonable circumstances and terms to improve access to such Products in Developing Countries. “Developing Countries” means those countries listed by the World Bank as “Low-Income Economies,” as such list may change from time to time. Solely by way of example, the Parties may mutually agree to revise royalty rates, adjust the fair market value, consider non-monetary consideration, and/or develop patent strategies in support of each party’s dedication to Global Social Responsibility.

3.	Reservation of Rights for Research Purposes; Freedom of Publication.

a.    Columbia reserves the right to practice the Patents solely for non-commercial academic research and educational purposes in the Field and to permit other entities or individuals to practice and use such Patents solely for non-commercial academic research and educational purposes in the Field. Columbia shall obtain from all such entities or individuals who are given permission to practice and use such Patents an agreement in writing to limit such use to non-commercial academic research and educational purposes. For clarity, the parties hereby agree that (i) any clinical use and (ii) any research sponsored by a for-profit entity is a “commercial” purpose and not a “non-commercial” purpose for purposes of this Section 3a.

b.    The Company acknowledges that Columbia is dedicated to the free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia and its faculty and employees may publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information.

4.	Fees, Royalties and Payment.

a.    Importance of Technical Information and Materials. The Company has requested, and Columbia has agreed, to grant certain rights to Technical Information and Materials. The Company requires these rights to develop and commercialize the technology licensed hereunder. Because of the importance of Technical Information and Materials, Company has agreed to pay certain royalties to Columbia on Other Products, as specified below, even if it is not Covered By a Patent, to obtain rights to Technical Information and Materials. The Company has agreed to these payments because of the commercial value of Technical Information and Materials, separate and distinct from the commercial value of the Patents. The Company acknowledges that it would not have entered into this Agreement without receiving the rights to the Technical Information and Materials specified in Section 2. The Company further acknowledges that licenses to Technical Information, Materials, and each patent and application within the definition of Patents were separately available from a license to the Patents and that, for convenience and because of the preference of the Company, the parties executed a combined license to the Patents, Technical Information, and Materials.

b.    In consideration of the licenses granted under Section 2a of this Agreement, the Company shall pay to Columbia as follows:

i.    License Fee: waived

ii.    Annual Fee: The annual fee is waived for the first, second and third anniversaries of the Effective Date. Company shall pay nonrefundable and non-recoverable annual license fees as follows: $[***] on the [***] anniversaries of the Effective Date; $[***] on the [***] anniversaries of the Effective Date; and $[***] on the [***] anniversary of the Effective Date and each anniversary thereafter. Each annual fee payment will be credited against earned royalties accrued during the same calendar year in which the annual fee payment is due and payable. To the extent the annual fee payment exceeds the earned royalties accrued during the same calendar year, this excess amount cannot be carried over to any other year, either to decrease the earned royalties due in that year or to decrease the annual fee due in that year.

iii.    Royalties:

A.    During the applicable Royalty Term, with respect to Net Sales of Products by Company and Sublicensees and any Designees or Affiliates of the foregoing in the Territory, on a Product-by-Product and country-by-country basis, a nonrefundable and non-recoverable royalty based on Net Sales of the applicable Product in a particular country in a particular calendar year (“Annual Net Sales”) at the following rates:

(1)    Patent Products:

Annual Net Sales for a given Patent Product that is Covered by a Patent in the country of sale	Royalty Rate
Portion of Annual Net Sales during such calendar year that is less than or equal to [***]	[***]%

Portion of Annual Net Sales during such calendar year that is greater than [***], but is less than or equal to [***]	[***]%

Portion of Annual Net Sales during such calendar year that is greater than [***]	[***]%

[***]

Other Products:

Annual Net Sales for a given Other Product	Royalty Rate
Portion of Annual Net Sales during such calendar year that is less than or equal to [***]	[***]%

Portion of Annual Net Sales during such calendar year that is greater than [***], but is less than or equal to [***]	[***]%

Portion of Annual Net Sales during such calendar year that is greater than [***]	[***]%

[***]

(2)    In the event that it is required or necessary for Company, a Sublicensee, or any Designee or Affiliate of the foregoing to pay royalties to a Third Party in order to avoid infringement of such Third Party’s patent rights that are necessary in order for Company to make, use or sell Products (“Third Party Royalty”), Company may deduct [***] of such Third Party Royalty from the royalties due to Columbia under Section 4b(iii)(A)(1), provided that in no event will the royalties due to Columbia under Section 4b(iii)(A)(1) be reduced by more than [***] of the amounts otherwise due to Columbia. Company will use its commercially reasonable efforts to require that all other Third Party licenses relating to the Product contain royalty stacking relief provisions similar to those contained in this Section 4b(iii)(A)(3).

(3)    In the event of Third Party Generic Competition with respect to a Product in a country in the Territory and the entry of such Third Party Generic Competition results in at least a [***] reduction of the Company’s Net Sales in such country in a particular [***], which shall be measured against the Company’s Net Sales in the last complete [***] prior to entry of such Third Party Generic Competition in such country (“Percentage Reduction”), the royalties payable to Columbia for Net Sales of Products under Section 4b(iii)(A) in the applicable country shall be reduced by the Percentage Reduction for each [***] royalty payment period that such Third Party Generic Competition has resulted in reducing the Company’s Net Sales for that Product; provided that in no event will the royalties due to Columbia under Section 4b(iii)(A) be reduced by more than [***] of the amounts otherwise due to Columbia for a given [***]. In the event that Company’s Net Sales for such Product in such country returns to the level of Company’s Net Sales of such Product in the last complete [***] prior to entry of such Third Party Generic Competition in such country, Company shall not be entitled to reduce royalties on Net Sales of Products by the Percentage Reduction under this Section 4b(iii)(A) for such [***]; provided, for clarity, Company shall be entitled to take such reduction in subsequent [***] to the extent such Generic Competition results in at least a [***] reduction of the Company’s Net Sales in such country, as per the above.

iv.    Equity: On the Effective Date, Columbia will purchase and the Company will issue to Columbia shares of the Company’s Common Stock pursuant to the Stock Purchase Agreement in the form attached hereto as Exhibit B (the “Purchase Agreement”). Columbia will then have those rights and privileges as a stockholder of the Company as are set forth in the Purchase Agreement.

c.    In consideration of Company’s right to sublicense granted under Section 2b of this Agreement, Company shall pay to Columbia the following nonrefundable, non-recoverable and non-creditable amounts:

i.    Reserved.

ii.    Non-Royalty Sublicensing Income: The following percentage of any and all other consideration (including any premium above fair market value for debt and/or equity securities or instruments, or the market value of an arm’s-length transaction of any cross-licensing rights granted by Sublicensee to Company), including without limitation, any upfront, milestone or lump sum payments (including but are not limited to payments for the achievement of patent, pre-clinical, clinical, regulatory, sales or any other milestone), and/or fair market value of any non-cash consideration, received by Company from Sublicensees, their Designees or their Affiliates as full or partial consideration for the grant of any sublicense (or any option or any right to negotiate for sublicense) by Company under Section 2b of this Agreement (“Non-Royalty Sublicensing Income” or “NRSI”):

Event	Percentage (%) of Non-Royalty Sublicensing Income
[***]	[***]% of NRSI

[***]	[***]% of NRSI

[***]	[***]% of NRSI

NRSI shall not include any of the following: (a) royalties on Net Sales of Products; (b) payments by Sublicensees, Designees or any Affiliates of the foregoing for payment or reimbursement of patent prosecution, defense, enforcement or maintenance expenses in respect of the Patents; (c) the fair market value of payments received by Company from a Sublicensee for any debt and/or equity securities or instruments issued by Company, or payments for an acquisition of all or substantially all of its assets that include the assignment of this Agreement; and (d) funds received from a Sublicensee, Designee or any Affiliate of the foregoing for bona fide research and development of Products (including payments for FTEs), which research and development is conducted after the actual date of execution of the Sublicense. To the extent that patent rights, other intellectual property rights or other rights or obligations other than Patents, Technical Information or Materials are licensed, sublicensed or granted by Company, that portion of the consideration received by Company shall be equitably apportioned between the Patents, Technical Information and Materials and those other rights and obligations, and such apportionment shall be reasonable and in accordance with customary standards in the industry. In the event that Columbia disagrees, in good faith, with Company’s apportionment, the Parties will meet and discuss in good faith and if the Parties are unable to reach agreement on the apportionment, the issue will be submitted to a neutral third party expert acceptable to both Parties to determine an equitable apportionment.

d.    Development Milestone Payments.

i.    If the Company, Sublicensees, or the Designees or Affiliates of any of foregoing (collectively “Developer”) develops a Patent Product for potential commercial sale in the Territory, Company shall pay Columbia the following nonrefundable, non-recoverable and non-creditable milestone payments as follows, with respect to each and every Patent Product that meets each milestone set forth below:

A.    $[***] on [***];

B.    $[***] [***];

C.    $[***] upon [***];

D.    $[***] upon [***];

E.    $[***] upon [***];

F.    $[***] upon [***];

G.    $[***] upon [***]; and

H.    $[***] upon [***].

ii.    If a Developer develops an Other Product for potential commercial sale in the Territory, Company shall pay Columbia one-half of the milestone payments set forth in Section 4d(i)(A) through Section 4d(i)(H) with respect to each and every such Other Product, which milestone payment shall be nonrefundable, non-recoverable and non-creditable.

iii.    A milestone payment equal to one-half of the milestone payments set forth in Section 4d(i)(C) through Section 4d(i)(H) shall apply to each subsequent indication for an already-approved Product. For clarity, an already approved Product as used in this provision shall mean a Product with the same active pharmaceutical ingredient (“API”) that has already obtained US FDA approval or regulatory approval in the United Kingdom, Europe, Japan, Canada, China or Australia for another indication.

iv.    In the event one or more of the above milestones are achieved in conjunction with, or solely by, a Sublicensee, Columbia will receive the greater of (A) the milestone payment indicated in Section 4d(i) or (B) the percentage of NRSI pursuant to Section 4c(ii). In no event will Company be obligated to pay Columbia under Section 4d(i) and Section 4c(ii) for the achievement of the same event.

e.    Duration of Product Royalties. Royalties on each particular Product are payable on a country-by-country and Product-by-Product basis until the later of (i) the date of expiration of the last to expire Valid Claim Covering such Product, (ii) twenty (20) years after the first bona fide commercial sale of such particular Product in such country, or (iii) expiration of any market exclusivity period granted by a regulatory agency in such country; provided that subsection (ii) is applicable only with respect to Other Products and not Patent Products (the “Royalty Term”).

f.    Highest Royalty Due. If a Product is both a Patent Product and an Other Product, Company shall pay Columbia the Patent Product royalty rate on the Product during the Royalty Term when such Product is a Patent Product and will pay the Other Product royalty rate on the Product for the remainder of any Royalty Term to the extent such Product is an Other Product. The Company will not be obligated to pay Columbia more than one royalty payment on the same Product sale under Section 4. By way of example, but not by way of limitation, if, as of the date of first commercial sale of a given Product in a given country, such Product is Covered by a Valid Claim of a Patent in such country of sale (so is a Patent Product), and such Product also incorporates in part Technical Information (so is an Other Product), Company is obligated to pay the royalty specified in Section 4b(iii)(A)(1). If, after some period of time (for example, five years) of paying the royalties specified in Section 4b(iii)(A)(1) on the Product, the Product ceases to be a Patent Product in a given country, Company shall continue to pay royalties on the Product under Section 4b(iii)(A)(2) for the remainder of the Royalty Term in such country.

g.    No Non-Monetary Consideration. In the event that Company or any of its Affiliates receive non-cash consideration for (i) the sale of any Product other than as will be accurately reflected in Net Sales, or (ii) from a Sublicensee, Designee or any Affiliate of the foregoing, all payments due hereunder resulting therefrom shall be calculated based on Net Sales of such Product received by Company in the prior [***] or if not available, the fair market value of such consideration as reasonably estimated by the Parties. Furthermore, Company shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement.

h.    Rate Adjustment on Challenge; Payment of Costs and Expenses.

i.    If Company (or any entity or person acting at Company’s request and direction) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum (“Challenge”), all royalty rates, minimum royalties, and other payment rates in Sections 4b(iii) and 4c with respect to the Patent subject to such Challenge shall be automatically multiplied by [***] on and after the date of such Challenge for the remaining term of this Agreement.

ii.    Company shall pay all reasonable costs and expenses incurred by Columbia (including actual legal fees) in connection with defending a Challenge. Columbia may bill Company [***] concerning such costs and expenses, and Company shall make payment no later than [***] after receiving an invoice from Columbia.

iii.    If at least one Valid Claim of a Patent that is subject to a Challenge survives the Challenge by not being found invalid or unenforceable, regardless of whether the Valid Claim is amended as part of the Challenge, all royalty rates, minimum royalties, and other payment rates in Sections 4b(iii) and 4c with respect to the Patent subject to such challenge shall be automatically [***] on and after the date of such finding for the remaining term of this Agreement. If no Valid Claim of a Patent that is subject to a Challenge survives the Challenge by being found invalid or unenforceable, regardless of whether the Valid Claim is amended as part of the Challenge, all royalty rates and other payment rates set forth in Sections 4b(iii) and 4c shall revert to those originally set forth above for the remaining term of this Agreement.

A Sublicensee will not be deemed to be acting at Company’s request and direction if such Sublicensee initiates a Challenge and Company terminates the sublicense of rights granted by Company to such Sublicensee within [***] days of Company becoming aware of the initiation of such Challenge. Such termination shall be deemed to have rendered the Challenge void ab initio and the results described in the foregoing clauses (i) through (iii) (inclusive) shall not be given effect in connection with such Challenge.

The Company acknowledges that this Section 4h reasonably reflect the value derived from the Agreement by the Company in the event of a Challenge. In addition, the Company acknowledges that any payments made under this Section 4h are nonrefundable and non-recoverable for any reason whatsoever.

iv.    Royalties for Sales of Products Below Fair Market Value. If Company, Sublicensees, Designees or their Affiliates sell Product to a Third Party to whom it also sells other products not covered under this Agreement, and the Net Sales of such Product is below the fair market value of such Product (as determined by the valuation of an independent Third Party mutually acceptable to Company and Columbia) due to the intent of the Company,

Sublicensees, Designees or their Affiliates of increasing market share for such other products sold by Company, Sublicensees, Designees or their Affiliates to such Third Party, then the royalties due to Columbia under Section 4b(iii) shall be based on the fair market value of the Product. For the purposes of this provision, the fair market value of the Product shall be determined based on the sales of the same Product in the last [***] in the same country to similarly sized Third Parties.

5.    Reports and Payments.

a.    No later than [***] days after the first business day of each [***] of each License Year of this Agreement commencing with the calendar year during which the first bona fide commercial sale of a Product to a Third Party occurs, Company shall submit to Columbia a written report with respect to the preceding [***] (the “Payment Report”) that includes the following:

i.    Gross and Net Sales of Products by Company, Sublicensees, Designees and their Affiliates during such [***], together with detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Product names, country where manufactured, country where sold, actual selling price, units sold, an identification of all Patent claims that any Patent Product is Covered By, and an identification of Materials and Technical Information used or incorporated in the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of any Other Product;

ii.    Amounts accruing to, and amounts received by, Company from its Sublicensees during such [***] together with the respective payment reports received by Company from any Sublicensees;

iii.    A calculation under Section 4 of the amounts due to Columbia, making reference to the applicable subsection thereof; and

iv.    The exact date of the first commercial sale of a Product in the first Payment Report for such Product.

v.    A copy of each report any Sublicensee has sent to Company that is pertinent to any royalties or other sums owing to Company for the preceding [***]; provided, however, that any portions of such reports that are not necessary for Columbia to assess the amounts payable to it hereunder may be subject to reasonable redaction as necessary for Kures (or its Sublicensees) to comply with obligations of confidentiality.

Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the [***] covered by the Payment Report. Company shall pay by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

P.O. Box 1394

New York, NY 10008-1394

or to such other address as Columbia may specify by notice hereunder, or if requested by Columbia, by wire transfer of immediately available funds by Company to:

[***]

or to such other bank and account identified by notice to Company by Columbia. Company shall pay for all bank charges for the wire transfer of funds for payments to Columbia and shall not deduct bank charges from the total amount due to Columbia. Company shall send the [***]royalty statement whether or not royalty payments are due.

b.    No later than [***] days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due under this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with this Section 5, except that such Payment Report will cover the period from the end of the last [***] before termination or expiration to the date of termination or expiration. Nothing in the foregoing is deemed to satisfy any of Company’s other obligations under this Agreement upon termination or expiration.

c.    Annual fee payments are payable in accordance with Section 4b(ii).

d.    With respect to revenues obtained by Company in foreign countries, Company shall make royalty payments to Columbia in the United States in United States Dollars. For royalty payments for transactions outside the United States, Company shall first determine the royalty in the currency of the country in which it is earned, and then converted that currency to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York for the last business day of the [***] in which the royalties were earned. Company shall pay any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source, and shall not decrease the amount of royalties due to Columbia hereunder. Royalty statements will show sales both in the local currency and US dollars, with the applicable exchange rate used clearly stated.

e.    Company shall maintain at its principal office books of account sufficient to reasonably determine the Company’s compliance with its obligations hereunder. Upon reasonable notice, but not more than [***] per calendar year, Columbia may have an independent certified public accountant or auditor (each as to whom Company has no reasonable objection) inspect such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement. The review may cover a period of not more than [***] years before the first day of the [***] in which the review is requested. If such a review shows the Company has underpaid by [***] or more concerning any [***] then the Company shall pay, no later than [***] days after a demand by Columbia, the costs and expenses of such review (including the fees charged by Columbia’s accountant and in house attorney involved in the review), in addition to the amount of any underpayment and any interest thereon. The Company agrees to cooperate fully with Columbia’s accountant or auditor and in house attorney in connection with any such review. During the review, the Company shall provide Columbia’s accountant or auditor and attorney with all information reasonably requested to allow the accountant or auditor and in-

house attorney to audit and test for completeness, including without limitation, information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, Sublicensee royalty reports, cost information, pricing policies, and agreements with Sublicensees, the Designees, the Affiliates of the Company and the customers).

f.    Notwithstanding anything to the contrary in this Agreement (including Section 15b), and without limiting any of Columbia’s rights and remedies hereunder, any payment required hereunder that is made late (including unpaid portions of amounts due shall bear interest, for the period for which such payment was not paid when due, at the U.S. prime rate plus [***] as published by the Wall Street Journal on the last day of the applicable billing period. Any interest charged or paid in excess of the maximum rate permitted by New York State Law shall be deemed the result of a mistake and Columbia shall credit or refund (at the Company’s option) to the Company the interest paid in excess of the maximum rate. All information provided under this Section 5(f) shall be considered Company’s Confidential Information hereunder, whether or not marked or otherwise designated as such.

g.    Company shall reimburse Columbia for any reasonable costs and expenses incurred in connection with collecting on any arrears of Company with respect to its payment and reimbursement obligations under this Agreement (such as Section 11b of this Agreement), including the costs of engaging any collection agency for such purpose.

h.    Company shall submit to Columbia annual non-binding forecasts on the first business day following January 1 for annual sales of Products by Company, Sublicensees, Designees and their Affiliates to Columbia for its internal budget purposes.

6.    Diligence.

a.    Company (itself or through its Affiliates or Sublicensees) shall use commercially reasonable efforts to research, discover, develop and market at least one (1) Tianeptine Product and at least one (1) Mitragynine Product for commercial sale and distribution in the Territory. Company shall be deemed to meet such “commercially reasonable efforts” in the event it achieves all of the due diligence milestones set forth in this Article 6. Company shall achieve the following due diligence milestones (“Milestones”) for at least one Tianeptine Product and at least one Mitragynine Product by the dates (“Achievement Dates”) as set forth below:

i.    Due Diligence Milestones for the Tianeptine Products:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

ii.    Due Diligence Milestones for the Mitragynine Products:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

b.    In the event that Company is unable to achieve the diligence milestones in Section 6a(i), Columbia may exercise its right in accordance with Section 15 solely to terminate the license under the Tianeptine Patents and Tianeptine Technical Information granted to Company in Section 2, but not under the Mitragynine Patents or Mitragynine Technical Information. In the event that Company is unable to achieve the diligence milestones in Section 6a(ii), Columbia may exercise its right in accordance with Section 15 solely to terminate the license under Mitragynine Patents and Mitragynine Technical Information granted to Company in Section 2, but not under the Tianeptine Patents or Tianeptine Technical Information. Notwithstanding any other provisions of this Agreement, if Company does not achieve any of Company’s diligence obligations under this Section, Columbia may terminate all of the licenses granted under Section 2 in accordance with Section 16 of this Agreement, or Columbia may convert any or all of such exclusive licenses to non-exclusive licenses with no right to sublicense and no right to initiate legal proceedings under Section 11; provided that Company may first request a reasonable extension to the performance period of the above milestones and Columbia shall reasonably grant such extension if Company has exercised commercially reasonable efforts to achieve the target completion date and has a plan to achieve it within the extension period.

c.    No less often than every twelve (12) months after the Effective Date of this Agreement until the date of the first bona fide commercial sale of a Product, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above, using Exhibit D to this Agreement or an equivalent to Exhibit D to make the report.

7.    Confidentiality.

a.    Except to the extent required to discover, develop, manufacture, have manufactured, use, sell, have sold, offer for sale, import, export, distribute, commercialize, rent or lease Products in the Field, Company shall treat as confidential the Patents, Materials and Technical Information disclosed hereunder, and shall not disclose or distribute them to any Third Party without Columbia’s written permission.

b.    Except to the extent required to verify Company’s compliance with the terms hereof or as required by Columbia policies and statutes, Columbia will, and will require its auditors, attorneys and accountants to, treat as confidential all copies of sublicense or other agreements, Payment Reports, progress reports, information contained in Company’s books of account and records and other information under Section 5e, in each case provided or made available hereunder, and Columbia will not, and will require its auditors, attorneys and accountants not to, disclose or distribute the same to any Third Party without Company’s written permission.

c.    The obligations of confidentiality under this Section 7 do not apply to any Patents, Materials or Technical Information or other items or information that the receiving party can demonstrate:

i.    was known to the receiving party before receipt thereof from the disclosing party;

ii.    was or became a matter of public information or publicly available through no act or failure to act on the part of the disclosing party;

iii.    was acquired by the receiving party from a third party entitled to disclose it to the receiving party; or

iv.    the receiving party discovers or developed independently without reference to or use of such Patents, Materials or Technical Information or other items or information, as evidenced by contemporaneous written records.

d.    Each party shall hold in confidence and shall not disclose to any other person or entity (other than their directors, employees, legal counsel and accountants who, except in the case of legal counsel, are bound in writing by confidentiality obligations no less restrictive than those set forth herein) the terms and conditions of this Agreement. Notwithstanding the foregoing, Company may disclose the unredacted terms and conditions of this Agreement to comply with disclosure requirements of all applicable laws relating to its business, including United States and state securities laws. Further, Company may disclose the unredacted terms and conditions of this Agreement to bona fide Third Parties in connection with a proposed permitted assignment of this Agreement, Sublicensees, Designees, investment bankers, investors and lenders, and their directors, employees, legal counsel and accountants; provided such bona fide Third Parties, Sublicensee or Designee must be bound prior to disclosure by confidentiality obligations no less restrictive than those set forth herein, and such investment bankers, investors and lenders must be bound prior to disclosure by commercially reasonable obligations of confidentiality.

e.    If either Party (the “Disclosing Party”) is required to make a disclosure of the other Party’s (the “Objecting Party”) confidential information pursuant to an order of a court of competent jurisdiction or other governmental agency or authority, the Disclosing Party shall first give the Objecting Party such notice and opportunity as is reasonably practical under the circumstances to quash the order or to obtain a protective order requiring that the confidential information be held in confidence or used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the confidential information disclosed shall be limited to the information that is legally required to be disclosed. The Disclosing Party shall so advise the Objecting Party if and when it is required to make such disclosure so that the Objecting Party may seek an injunction or other order prohibiting such disclosure of confidential information.

f.    Defend Trade Secrets Act. Under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any Columbia policy is intended to conflict with this statutory protection, and no Columbia trustee, director, officer, or member of management has the authority to impose any practice to the contrary.

8.    Disclaimer of Warranty; Limitations of Liability.

a.    Columbia hereby represents and warrants to Company that all inventors listed on the Patents as of the Effective Date have assigned all right, title, and interest to Columbia or Memorial Sloan Kettering Cancer Center (“MSKCC”) and Columbia and MSKCC have entered into an inter-institutional agreement in which MSKCC has granted Columbia the power and authority to grant the licenses provided for herein to Company on behalf of MSKCC, and that to the best of its knowledge as of the Effective Date, its office of Columbia Technology Ventures has not executed any agreement and will not knowingly execute into any agreement during the term of this Agreement that would materially conflict with the rights granted to Company herein.

b.    Columbia is licensing the patents, materials, technical information, and the subject of any other license hereunder, on an “as is” basis. Except as expressly provided in Section 8a, neither Company nor Columbia makes any warranties either express or implied of any kind, and hereby expressly disclaims any warranties, representations or guarantees of any kind as to the Patents, Materials, Technical Information, Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder, including but not limited to the following: any warranties of merchantability, title, fitness, adequacy or suitability for a particular purpose, use or result; any warranties as to the validity of any patent; and any warranties of freedom from infringement of any domestic or foreign patents, copyrights, trade secrets or other proprietary rights of any party.

c.    In no event will Columbia, or its trustees, officers, faculty members, students, employees and agents, have any liability to Company, Sublicensees, Designees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Patents, Technical Information, Materials, Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patents, Materials, Technical Information, Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.

d.    In no event will, on the one hand, Company, Sublicensees, Designees or Affiliates of the foregoing, or any of their respective officers, directors, employees or agents, or, on the other hand, Columbia, or its trustees, officers, faculty members, students, employees and agents, be liable to Columbia in the first instance or, in the second instance, the Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or goodwill) based on activity arising out of or related to this Agreement, whether pursuant to a claim for breach of contract or any other claim of any type.

e.    In no event will Columbia’s liability to Company exceed the payments made to Columbia by Company under this Agreement.

f.    The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty in this Agreement form an essential basis of the bargain between the parties.

9.    Prohibition Against Use of Name.

Neither Party shall not use the name, insignia, or symbols of the other Party, its faculties or departments, or any variation or combination thereof, or, in the case of Company, the name of any trustee, faculty member, any other employee, or student of Columbia, for any purpose whatsoever without the other Party’s prior written consent. The foregoing notwithstanding, without the consent of Columbia, Company may state, in a factual manner only, that it is licensed by Columbia under the Patents, Materials and Technical Information and identify the inventors of the Patents, their affiliation with Columbia, and their relationship to the Company, and further, Company may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws. In no event will Company, its Affiliates or Sublicensees use Columbia’s name in any manner that would suggest or imply that Columbia endorses any product or services provided by the Company, its Affiliates or Sublicensees.

10.    Compliance with Governmental Obligations.

a.    Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under this Agreement if Company or its Affiliates is charged in a governmental action for not complying with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

b.    Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or Company or its Affiliates and provide all information and assistance necessary to comply with the governmental requests.

c.    Company and its Affiliates shall make all reasonable efforts to ensure that research, development, manufacturing and marketing of Products under this Agreement complies with all applicable government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

11.    Patent Prosecution and Maintenance; Litigation.

a.    Subject to Section 11b, Columbia, by counsel it selects and who is reasonably acceptable to Company, in consultation with Company and any counsel appointed by the Company, shall prepare, file, prosecute and maintain all Patents in Columbia’s name and in countries designated by the Company. Columbia shall instruct its patent counsel (i) to copy Company on all correspondence related to Patents (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and (ii) as requested by Company, to provide an update as to the current status of all Patents. The parties intend that consultation between the parties relating to the Patents under this Section 11 will be in accordance with a common interest in the validity, enforceability and scope of the Patents. In furtherance thereof, Columbia shall promptly provide Company with a copy of any proposed patent applications within the Patents, and any other significant filing related to such Patents, sufficiently in advance of any filling thereof to allow Company to comment thereon, which comments Columbia will consider in good faith. Each party shall treat such consultation, along with any information disclosed by each party in connection therewith (including any information concerning patent expenses), on a confidential basis, and shall not disclose such consultation or information to any Third Party without the other party’s prior written consent. Except as provided for in Section 11c, Columbia will not allow any rights to Patents to go abandoned without giving Company at least [***] advance written notice so that Company can provide comments to Columbia, which Columbia shall consider in good faith. If Company seeks to challenge the validity, enforceability or scope of any Patent, Columbia’s consultation obligation under this Section 11a shall automatically terminate; any such termination will not affect Company’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information before such termination, and will not affect any other provisions of this Agreement (including Company’s reimbursement obligation under Section 11b).

b.    [***]

i.    [***]

ii.    [***]

c.    In the event that Columbia or Company learns of possible or actual infringing activity by a Third Party of any patent in the Patent Rights, the knowledgeable party will promptly provide the other party with notice of such infringement, which shall include any evidence of such infringement available to it. Subject to Sections 11d and 11f, as between the parties, Columbia shall have the first right, but not the obligation, to initiate, control, defend and/or settle any proceedings involving the validity, enforceability or infringement of any Patents when in its judgment such action may be necessary, proper, and justified.

d.    Upon written notice to Columbia, Company may request that Columbia take steps to stop a third party who is selling a product that does or will compete with a Product sold or being developed by Company or any of its Affiliates (but not a Sublicensee, or Sublicensee Affiliate) (“Third-Party Infringer”) from infringing an issued patent falling within the definition of Patents by providing Columbia with written evidence demonstrating a reasonable basis for infringement of specific claims of such Patent. Company may initiate any such legal proceedings against any such Third-Party Infringer in its own name and [***], unless Columbia, not later than [***] days after receipt of such notice, either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third-Party Infringer. Company shall provide all assistance reasonably requested by Columbia and shall not make any admission or assert any position in any legal or administrative proceeding that is inconsistent with or adverse to any position asserted by Columbia in any proceedings against the Third-Party Infringer, without Columbia’s prior written consent. [***]. Any proposed disposition or settlement of a legal proceeding filed by Company to enforce any issued patent falling within the definition of Patents against any Third-Party Infringer is subject to Columbia’s prior written approval, and Columbia shall not unreasonably withhold or delay its approval. Company’s rights under this Section 11d apply only to claims of Patents that are exclusively licensed to Company under this Agreement and only in the Field and Territory that are exclusively licensed to Company under this Agreement.

e.    Any recovery, whether by way of settlement or judgment received pursuant to a legal proceeding initiated in accordance with Section 11d, shall first be used to reimburse the party initiating such legal proceeding for its actual fees, costs and expenses incurred in connection with such proceeding, and next to the other party for its actual fees, costs and expenses incurred in connection with such proceeding. The balance of such recovery shall be divided as follows:

i.    [***]; and

ii.    [***].

f.    If a party initiates or defends a legal proceeding concerning any Patent under this Section 11, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested, at the requesting party’s expense. The party that institutes any legal proceeding concerning any Patent under this Section 11 shall have sole control of that proceeding.

12.    Indemnity and Insurance.

a.    Company shall indemnify, defend, and hold harmless Columbia, its trustees, officers, faculty, employees, students and agents, from and against any and all Third Party actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including reasonable legal fees) based on, arising out of, or relating to this Agreement, including, without limitation, (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Products, even if altered for use for a purpose not intended, (ii) the use of Patents, Materials or Technical Information by Company, Sublicensees, Designees, or their Affiliates or customers, (iii) any representation made or warranty given by Company, Sublicensees, Designees, or their Affiliates with respect to Products, Patents, Materials or Technical Information, (iv) any infringement claims relating to Products, Patents, Materials or Technical Information, and (v) any asserted violation of the Export Laws (as defined in Section 14) by Company, Sublicensees,

Designees, or their Affiliates; in each case, except to the extent it is determined to arise from the gross negligence or intentional misconduct of any person or entity seeking indemnification hereunder Each indemnified person or entity shall promptly notify Company thereof and afford Company full control over the defense and settlement thereof, and reasonably cooperate with Company in such defense. Company shall reimburse Columbia for the actual fees, costs, and expenses (including legal fees) that it may incur in enforcing this provision.

b.    Commencing at least [***] prior to the first Product being offered for sale, Company shall obtain and maintain during the remaining term of this Agreement, Commercial General Liability insurance (including product liability and contractual liability coverage for Company’s indemnity obligations under Section 12a) with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Company, Sublicensees, Designees, and their Affiliates, for minimum limits of $[***] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its trustees, faculty, officers, employees and agents as additional insureds. Company shall furnish a certificate of insurance evidencing such coverage, with [***] days’ written notice to Columbia of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Company’s indemnity obligation under Section 12a of this Agreement.

c.    Company’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. The Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d.    Company shall comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.

13.    Marking.

Before the issuance of patents falling within the definition of Patents, Company shall mark all Patent Products made, sold, offered for sale, imported, or otherwise disposed of by Company under the Patent license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents, in each case to the extent commercially feasible, consistent with prevailing business practices and as required by applicable law. The Company shall cause its Affiliates, and its Sublicensees and Designees and their Affiliates, to comply with the marking requirements of this Section 13.

14.    Export Control Laws.

a.    Company agrees to comply with applicable U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760) (individually and collectively, “Export Laws”). The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

b.    The Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. The Company shall obtain any necessary U.S. government license or other authorization required under the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia under this Agreement and products created as a result of that data.

15.    Breach and Cure.

a.    Company shall be deemed to be in material breach of this Agreement for: (i) failure to pay fully and promptly amounts due under Section 4 and payable under Sections 5 and 11; (ii) failure of Company to issue Columbia shares of the Company’s Common Stock in accordance with Section 4b(iv) and the Purchase Agreement; (iii) failure of Company to meet any of its obligations under Section 6 of this Agreement; (iv) failure to use its reasonable efforts to comply with governmental requests directed to Columbia or Company under Section 10b; (v) [***]; (vi) failure to obtain and maintain insurance in the amount and of the type provided for in Section 12; and (vii) failure to comply with the Export Laws under Section 14.

b.    Either party shall have the right to cure its material breach. The right to cure shall be effected within a reasonable period of time but in no event later than [***] days after notice of any breach of payment obligations given by the non-breaching party, or [***] days after notice of any other breach given by the non-breaching party.

16.    Term of Agreement.

a.    This Agreement is effective as of the Effective Date and continues in full effect until its expiration or termination in accordance with this Section 16. In addition, upon any termination of this Agreement under Section 16c, Company agrees upon request by Columbia within [***] days of termination to enter into good faith negotiations with Columbia or Columbia’s future licensee(s) for the purpose of granting licensing rights (subject to Company’s pre-existing licenses) to (i) all know-how, technical information and data developed by Company (“Company Technical Information”) during the term of this Agreement, and before its termination, to the extent such Company Technical Information is necessary to exploit the Company Patents; and (ii) all Company filed patent applications or Company obtained patents, related to any addition, development, modification and/or improvement of Products (“Company Patents”).

b.    Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder extend, on a country-by-country and Product-by-Product basis, until the expiration of the Royalty Term for such Product in such country. Following the end of the Royalty Term for any Product in a country by expiration (but not termination), the license granted to Company in Section 2 with respect to such Product in such country will become perpetual, irrevocable, fully paid-up and royalty-free.

c.    Company may terminate this Agreement in its entirety, with respect to Tianeptine Products only, or with respect to Mitragynine Products only upon ninety (90) days’ prior written notice to Columbia; provided that Company has reimbursed in full to Columbia the Past Patent Expenses with respect to the Mitragynine Products or Tianeptine Products, as applicable.

d.    This Agreement may be terminated by Columbia or, at Columbia’s option, Columbia has the right to convert any or all of such exclusive licenses granted under this Agreement to non-exclusive licenses, with no right to sublicense, and no right by Company to initiate legal proceedings under Section 11: (i) upon at least [***] days after written notice to Company if Columbia elects to terminate in accordance with Section 6b and Company fails to cure in accordance with Section 15b; (ii) upon written notice to Company for Company’s material breach of the Agreement and Company’s failure to cure such material breach in accordance with Section 15b; (iii) upon termination of the Purchase Agreement by Columbia for Company’s failure to cure a material breach; (iv) if Company becomes insolvent or is generally not paying its debts as such debts become due; and(v) if Company ceases to conduct business as a going concern. Termination under (ii) – (v) is effective upon the date the notice is sent under Section 17.

e.    Upon any termination of this Agreement under Section 16d, all sublicenses granted by the Company under this Agreement shall be assigned to Columbia, upon request and at Company’s discretion, provided that Columbia’s obligations under such sublicense shall be consistent with and not exceed Columbia’s obligations to Company under this Agreement and that the Sublicensee agrees in a writing sent to Columbia to assume all obligations of this Agreement for the benefit of Columbia to the extent of the applicable sublicense, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Section 4b, 4c, 4d, 4h and 11b; and provided further that such Sublicensee is not then in breach of its sublicense agreement.

f.    Sections 4h, 5b, 5e, 5g, 7, 8, 9, 10, 12, 14, 16e, 16f, 16g, 16h, 17, 19, 21, 23, and 25 will survive any termination or expiration of this Agreement.

g.    Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party before the date of termination, including without limitation, Company’s obligation to pay all amounts due and payable under Sections 4 (including any payments required under subsection h thereof), 5 and 11 hereof to the extent accrued prior to termination.

h.    Upon any termination of this Agreement for any reason other than for Company’s failure to cure a material breach of this Agreement under Section 16d(ii), Company, Sublicensees, Designees, and their Affiliates have the right, for [***] or such longer period as the parties may reasonably agree, to dispose of Products or substantially completed Products then on hand, and to complete orders for Products then on hand (the “Inventory”), and royalties shall be paid to Columbia with respect to such Inventory as though this Agreement had not terminated. Within [***] after termination, the Company shall provide Columbia with an Inventory report. If this Agreement expires under Section 16b, then the Company shall thereafter be free to use the Technical Information, Patents and Materials without any further obligation to Columbia.

i.    Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Product is Covered By an issued patent within the definition of Patents and occurs before the expiration of such issued patent, the sale of that Product after the expiration date of the issued patent shall still constitute a royalty-bearing sale under Section 4.

17.    Notices. Any notice required or permitted to be given under this Agreement is sufficient if in writing and shall be considered given (a) when mailed by certified mail (return receipt requested), postage prepaid, or (b) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, as follows:

if to Columbia, to:	Executive Director Columbia Technology Ventures Columbia University 80 Claremont Avenue, #4F, Mail Code 9606 New York, NY 10027-5712

copy to:	General Counsel Columbia University 412 Low Memorial Library 535 West 116th Street, Mail Code 4308 New York, New York 10027

if to the Company, to:	Kures, Inc. 9 Fairlawn Avenue Dobbs Ferry, New York 10522

provided, however, except for notices of breach, Columbia may send invoices related to license fees and patent expenses to the following email address [***], with a copy (which shall not constitute delivery of the invoice) to [***] and [***]; provided, further, except for notices of breach, Columbia may send correspondence related to the Patents in accordance with Section 11 to the following email address: [***] and [***];

or to such other address as a party may specify by notice hereunder.

18.    Assignment. This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party. Any attempt to assign without compliance with this provision will be void; provided that upon written notice to Columbia, Company shall have the right to assign this Agreement without such consent to an Affiliate or in connection with a Change of Control.

19.    Waiver and Election of Remedies. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other will not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

20.    Binding on Successors. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

21.    Independent Contractors. It is the express intention of the parties that the relationship between Columbia and the Company is that of independent contractors and is not that of agents, partners or joint venturers. Nothing in this Agreement is intended or will be construed to permit or authorize either party to incur or represent that it has the power to incur any obligation or liability on behalf of the other party.

22.    Entire Agreement; Amendment. This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by a written agreement duly executed by the parties.

23.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions will not be affected, and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement. By way of example, but not by way of limitation, Sections 4h(i), 4h(ii) and 4h(iii) are intended by Company and Columbia to be severable from each other, such that if one clause is found to be unenforceable, the other clauses remain operative and in effect.

24.    No Third-Party Beneficiaries. Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

25.    Governing Law. This Agreement is to be governed and construed in accordance with the internal substantive laws of the State of New York that apply to agreements made and wholly performed within the State of New York and without reference to the conflict or choice of laws principles of any jurisdiction. Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement will be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights that any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

26.    Execution in Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in counterparts, and by facsimile or electronic transmission. This Agreement is not binding on the parties until it has been signed below on behalf of each party.

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year that is first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By	/s/ [***]
Executive Director,
[***], AVP
Columbia Technology Ventures
8 June 2020
TTS# [***]

KURES, INC.

By	/s/ [***]
Title	CEO